                                                                   Sub-Item 77C

PROXY RESULTS

An Annual Meeting ("Meeting") of Partners of Invesco Exchange Fund (the "Fund") was held on August 26, 2015. The Meeting was held for the following purposes:

(1) To elect thirteen Managing General Partners, each to serve until the next annual meeting of partners or until a successor is elected and qualified.

(2) To ratify the selection of PricewaterhouseCoopers LLP ("PwC") as the independent registered public accounting firm of the Fund.

(3) To approve an Agreement and Plan of Redomestication that provides for the reorganization of the Fund as a Delaware statutory trust.

(4) To eliminate the fundamental restriction prohibiting the purchase of securities issued by any other investment company or investment trust, as reflected in the Fund's Statement of Additional Information and Partnership Agreement.

The results of the voting on the above matters were as follows:

MATTERS                                                VOTES FOR VOTES WITHHELD
-------                                                --------- --------------
(1) David C. Arch.....................................  101,264      4,147
James T. Bunch........................................  101,264      4,147
Bruce L. Crockett.....................................  101,264      4,147
Rodney F. Dammeyer....................................  101,264      4,147
Albert R. Dowden......................................  101,264      4,147
Jack M. Fields........................................  101,264      4,147
Martin L. Flanagan....................................  101,264      4,147
Dr. Prema Mathai-Davis................................  101,264      4,147
Dr. Larry Soll........................................  101,256      4,155
Hugo F. Sonnenschein..................................  101,264      4,147
Raymond Stickel, Jr...................................  101,256      4,155
Philip A. Taylor......................................  101,264      4,147
Suzanne H. Woolsey....................................  101,264      4,147

                                                         VOTES   VOTES     VOTES
                                                          FOR   WITHHELD ABSTAINED
                                                        ------- -------- ---------
(2) To ratify the selection of PwC as the independent
    registered public accounting firm of the Fund...... 100,459  2,229     2,723
(3) To approve an Agreement and Plan of
    Redomestication that provides for the
    reorganization of the Fund as a Delaware statutory
    trust.............................................. 102,553    135     2,723
(4) To eliminate the fundamental restriction
    prohibiting the purchase of securities issued by
    any other investment company or investment trust,
    as reflected in the Fund's Statement of Additional
    Information and Partnership Agreement.............. 101,688      0     3,723